EXHIBIT 10.4
Coterra Energy Inc. T 281-589-4600
Corporate Headquarters         F 281-589-4955
Three Memorial City Plaza         coterra.com
840 Gessner Road
Suite 1400
Houston, TX 77024

August 4, 2023
Mr. Stephen P. Bell
c/o Coterra Energy Inc.
Three Memorial City Plaza
840 Gessner Road, Suite 1400
Houston, Texas 77024
Re:    Equity Awards
Dear Steve,
This letter memorializes our agreement regarding the terms of your annual long-term incentive awards for each of calendar years 2024 and 2025 and certain of your rights, benefits and entitlements under that certain Severance Compensation Agreement dated as of March 9, 2020 between you and Cimarex Energy Co., a Delaware corporation (the obligations of which were assumed by Coterra Energy Inc., a Delaware corporation (the “Company”), on October 1, 2021) (as amended from time to time, the “Severance Agreement”).
In consideration for your waiver of the right to assert “Good Reason” under the Severance Agreement, you will be granted annual long-term incentive awards with a target annual grant date fair value of $4,500,000 (the “Annual Target LTI Opportunity”) during each of calendar years 2024 and 2025 (individually, the “2024 LTI Award” and the “2025 LTI Award,” respectively, and collectively, the “Annual LTI Awards”), subject to your continued employment with the Company through each applicable grant date. These Annual LTI Awards will be (1) granted to you at the same time, (2) of the same type and in the same proportion (e.g. 50 percent restricted stock units and 50 percent performance stock units), and (3) on the same form, in each case, as the annual long-term incentive awards granted to similarly situated executive officers at the time of each such grant. In the unfortunate event of your death prior to the grant date of the 2024 LTI Award, the Company will pay to your estate a lump sum cash payment equal to the Annual Target LTI Opportunity ($4,500,000, less applicable taxes) and your and your estate’s right to receive the Annual LTI Awards will be forfeited.
For the avoidance of doubt, you hereby irrevocably and unconditionally waive and release any and all rights, claims, demands or actions that you, your personal representatives, successors, assigns or estate may have to assert “Good Reason” under the Severance Agreement or any successor thereto for a material reduction in long-term incentive compensation opportunity following the grant of the 2025 LTI Award.
This letter represents the complete understanding between you and the Company regarding the subject matter hereof. No amendment to this letter will be binding upon you or the Company unless in writing and signed by or on behalf of both parties.

Sincerely,
COTERRA ENERGY INC.		Acknowledged and Agreed

By:	/s/ Andrea M. Alexander	/s/ Stephen P. Bell
	Andrea M. Alexander	Stephen P. Bell
Senior Vice President – Chief HR Officer